Exhibit 99.1

BIOHAVEN REPORTS FOURTH QUARTER AND FULL YEAR 2020 FINANCIAL RESULTS AND RECENT BUSINESS DEVELOPMENTS

March 1, 2021

–NURTEC ODT (rimegepant) net product revenues for the fourth quarter of 2020 were $35.1 million, representing a 98% increase compared to the third quarter of 2020, and $63.6 million for calendar year 2020 following U.S. commercial launch in March of 2020
–Exceeded market expectations with robust growth of NURTEC ODT totaling over 337,000 prescriptions in 2020 and over 24,000 unique prescribers
–Regulatory filing for rimegepant in Europe submitted and accepted for review by European Medicines Agency for dual-acting (acute and prevention) indication for treatment of migraine
–Life-cycle management studies for CGRP-antagonist program underway, including initiation of Phase 4 study of NURTEC ODT in pediatric migraine
–In the glutamate modulation platform, completed enrollment in Phase 3 SCA trial and first patient enrolled in pivotal Phase 3 trials of troriluzole in OCD
–In the myeloperoxidase inhibitor platform, verdiperstat completed enrollment in Phase 3 trial in multiple system atrophy and enrolled first patient in pivotal Healey ALS trial
–Established Biohaven Labs as integrated chemistry and discovery research arm of Biohaven

NEW HAVEN, Connecticut, March 1, 2021 /PRNewswire/ -- Biohaven Pharmaceutical Holding Company Ltd. (“Biohaven” or the “Company”) (NYSE: BHVN), a commercial-stage biopharmaceutical company with a portfolio of innovative, late-stage product candidates targeting neurological diseases, including rare disorders, today reported financial results for the fourth quarter and full year 2020 and provided a review of recent accomplishments and anticipated upcoming milestones.

Vlad Coric, M.D., Chief Executive Officer of Biohaven commented, "The impressive market growth of NURTEC ODT, despite continued headwinds from the pandemic, reflects the significant unmet need that exists for patients suffering from the debilitating effects of migraine and our differentiated product label compared to competitors. We're proud of our commercial and R&D team members who have been dedicated to delivering this important medication to patients despite the challenges of the past year. Fourth quarter net product revenues of $35.1 million increased 98% from the previous quarter and was particularly strong, reflecting patient demand and improved gross-to-net from broad insurance coverage." Dr. Coric added, "With the launch of NURTEC ODT exceeding expectations, we are focused on disciplined life-cycle management to maximize the value of our CGRP-antagonist program and look to expand our portfolio of approved products through advancement of our late-stage clinical assets, including intranasal zavegepant for migraine, troriluzole in SCA and OCD, and verdiperstat in MSA and ALS. The formation of Biohaven Labs provides the potential for internally developed next-generation innovative compounds to expand our pipeline for continued future growth."

Full Year and Recent Business Highlights

Continued strong uptake of NURTEC™ ODT and Updates Regarding Calcitonin Gene-Related Peptide (CGRP) Antagonist Platform

•Full-year 2020 net product revenues from sales of NURTEC ODT totaled $63.6 million – The Company began recording product revenues in the first quarter of 2020 following the approval of NURTEC ODT by the U.S. Food and Drug Administration (FDA) in February 2020 and its subsequent commercial launch in the U.S. the second week of March 2020. During the year ended December 31, 2020, the Company recognized $63.6 million of net product revenues related to sales of NURTEC ODT. Net product revenues related to sales of NURTEC ODT for the fourth quarter of 2020 were $35.1 million, representing a 98% increase compared to the third quarter of 2020. There were no material changes in channel inventory between the third and fourth quarter.

•EU MAA submission of first ever dual acting filing for the treatment of migraine, inclusive of both acute and preventive treatment - In the first quarter of 2021 the Company submitted the marketing authorization application (MAA) for rimegepant dual activity, inclusive of acute and prevention of migraine. The submission has been validated by the European Medicines Agency and the EU procedure has been initiated. If approved, Vydura will be the commercial name for Rimegepant in the EU. In Japan, Biohaven has met with the Pharmaceuticals and Medical Devices Agency (PMDA) and plans a filing for acute and preventive treatment of migraine. BioShin’s program supporting a filing in China and Korea is underway with a Phase 3 supplementary local trial that commenced in October 2020. The Company has filed for the acute treatment of migraine in Israel, the United Arab Emirates, Kuwait, and Bahrain. Approvals expected for some of these countries starting in 2021 and other global filings are also expected later in the year.

•U.S. FDA approved NURTEC ODT for the acute treatment of migraine in adults – On February 27, 2020, the U.S. FDA approved NURTEC ODT for the acute treatment of migraine in adults. On March 12, 2020, NURTEC ODT became commercially available in U.S. pharmacies. NURTEC ODT offers fast pain relief and can return patients to normal function within one hour while delivering sustained efficacy that lasts up to 48 hours for many patients. For more information about NURTEC ODT, see "About NURTEC ODT" below in this release.

•U.S. FDA accepted Biohaven's NURTEC ODT sNDA filing for the preventative treatment of migraine – In October 2020, the Company announced that the U.S. FDA filed and accepted for review the Company’s recently submitted supplemental New Drug Application (sNDA) for NURTEC ODT (rimegepant) for the preventive treatment of migraine. In addition to the proven acute treatment of migraine, NURTEC ODT has been shown to reduce monthly migraine days at the same 75 mg dose administered every other day for preventive treatment. NURTEC ODT is the first CGRP-targeting agent to file for regulatory approval as a single medication to both treat acute episodes and prevent future migraine attacks. The Prescription Drug User Fee Act (PDUFA) goal date for completion of the FDA review is set for the second quarter of 2021. The Company had announced the achievement of positive results in the pivotal trial of NURTEC ODT for the preventative treatment of migraine in March of 2020.

•Biohaven advanced its intranasal formulation of zavegepant for its ultra-rapid onset of action in migraine and also developed oral formulations of zavegepant that received U.S. FDA authorization to proceed with human dosing – In September 2020, Biohaven achieved first-in-human dosing in a Phase 1 trial designed to assess the safety and pharmacokinetic profile of oral zavegepant (formerly BHV-3500). Zavegepant is a third generation, high affinity, selective and structurally unique, small molecule CGRP receptor antagonist in development for both migraine and non-migraine indications. Intranasal zavegepant previously demonstrated superior efficacy as compared to placebo in a Phase 2/3 study for the acute treatment of migraine. A second Phase 3 trial of intranasal zavegepant for the acute treatment of migraine was initiated in October 2020. Intranasal zavegepant is also being studied in an ongoing double blind, randomized, placebo-controlled trial in COVID-19 infected hospitalized patients requiring supplemental oxygen.

•BioShin enrolled first patients in Phase 3 clinical trial of rimegepant for the acute treatment of migraine – In November 2020, BioShin Limited (BioShin) announced that the first patients were enrolled in a multi-center Phase 3 clinical trial to evaluate safety and efficacy of rimegepant in the acute treatment of migraine. BioShin is advancing the Biohaven clinical portfolio in the Asia-Pacific region. The study obtained a Clinical Trial Application from China’s National Medical Products Association in March 2020 and filed an Investigational New Drug Application with the Korean Ministry of Food and Drug Safety in June 2020.

•Expanded portfolio of CGRP-antagonists by entering into a Global Collaboration and License Agreement with Sosei Heptares to explore non-migraine indications – In November 2020, the Company entered into a global collaboration and license agreement with Sosei Heptares. The Company received exclusive global rights to develop, manufacture and commercialize a portfolio of novel, small-molecule CGRP receptor antagonists discovered by Sosei Heptares for the treatment of CGRP-mediated disorders.

Glutamate Modulation Platform – Milestones and Next Steps

•Completed enrollment in pivotal Phase 3 trial of troriluzole in SCA – The Company completed enrollment in the Phase 3 clinical trial of troriluzole in SCA. We have received both orphan drug designation and fast track designation from the FDA for troriluzole for the treatment of SCA.

•Initiated pivotal Phase 3 trial of troriluzole in OCD – In January 2021, the Company announced that it had commenced enrollment in a Phase 3 clinical trial assessing the efficacy and safety of troriluzole in patients with OCD. Biohaven is advancing the 280 mg once daily dose of troriluzole into two double-blind, placebo-controlled Phase 3 clinical trials with identical study designs and plans to enroll approximately 600 patients in each of these adjunctive treatment trials across study sites in both the United States and Europe. Phase 3 trial enhancements include increased sample size to adequately power for previously observed treatment effects, a higher dose of troriluzole and optimized clinical trial design to minimize the placebo effect.

•Phase 2/3 clinical trial of troriluzole in Alzheimer’s patients did not statistically differentiate from placebo on the study's prespecified co-primary endpoints – In January 2021, the Company announced that troriluzole did not statistically differentiate from placebo at 48 weeks on the study's pre-specified co-primary endpoints on the Alzheimer's Disease Assessment Scale-Cognitive Subscale 11 (ADAS-cog) and the Clinical Dementia Rating Scale Sum of Boxes (CDR-SB) in study participants with mild-to-moderate Alzheimer’s Disease (AD). Troriluzole also did not differentiate from placebo on the key secondary measure of hippocampal volume assessed by magnetic resonance imaging (MRI) in the overall population. The Company is awaiting additional biomarker data and other secondary analyses that will help inform whether troriluzole may provide benefit in early AD as a disease modifying agent.

MPO Platform – Milestones and Next Steps

•Completed enrollment in pivotal Phase 3 trial of Verdiperstat in MSA – In July 2020, the Company announced it completed enrollment in the M-STAR study, an international Phase 3 clinical trial evaluating the safety and efficacy of verdiperstat in multiple system atrophy (MSA), a rare, rapidly progressive and fatal neuroinflammatory disease with no cure or effective treatments, ahead of schedule. Verdiperstat is a first-in-class, potent, selective, brain-permeable, irreversible myeloperoxidase ("MPO") enzyme inhibitor. MPO generates an array of cytotoxic oxidants and is a key driver of oxidative and inflammatory processes that underlie a broad range of disorders. MPO plays a key role in neurodegenerative, inflammatory, and immune-mediated diseases, including MSA, Alzheimer’s disease, Parkinson’s disease, multiple sclerosis, ischemic and hemorrhagic forms of stroke, epilepsy, depression and other neuropsychiatric disorders. Verdiperstat has received Orphan Drug and Fast Track designations for MSA from the U.S. FDA, as well as Orphan Drug designation from the European Medicines Agency.

•Enrollment of first patients in pivotal Healey ALS trial, including Verdiperstat – In August 2020, Verdiperstat was selected as one of the first three drug candidates to be studied in the innovative HEALEY Amyotrophic Lateral Sclerosis (ALS) Platform Trial at Massachusetts General Hospital. The HEALEY ALS Platform Trial is being conducted across over 50 sites by leading ALS experts from the Healey Center in collaboration with the Northeast ALS Consortium clinical trial network.

Biohaven Labs and Collaborations

•Acquired novel immune modulating platforms and target degrader platform – In January 2021, the Company acquired Kleo Pharmaceuticals, Inc. (Kleo), including its MATE and ARM platforms, and exclusively licensed a target degrader platform from Yale University based on intellectual property derived from ground-breaking research in the laboratory of Professor David Spiegel. The Company assumed Kleo's laboratory facilities located in Science Park in New Haven, Connecticut and formed Biohaven Labs to serve as the integrated chemistry and discovery research arm of Biohaven. Biohaven Labs will continue several existing Kleo discovery partnerships, including with the Bill and Melinda Gates Foundation for the development of a Hyperimmune Globulin Mimic for COVID-19 and PeptiDream for the development of immuno-oncology therapeutics.

•Announced BHV-1200 Demonstrates Effective Neutralization of Multiple Strains of COVID-19 – In February 2021, the Company announced that a hyperimmune globulin mimic developed with Biohaven's proprietary MATE platform has demonstrated functional binding and neutralization of the SARS-CoV-2 virus, including the strains known as the "English" and "South African" variants (also known as B.1.1.7 and B.1.351, respectively). The preliminary experiments conducted by Biohaven Labs and an academic collaborator demonstrated that BHV-1200 substantially reduced viral entry into cells. The Company intends to advance BHV-1200 into a full clinical development program. Accelerated development of the COVID-19 MATE program has been supported by the Bill and Melinda Gates Foundation. In addition, the in vitro data indicate that BHV-1200 may activate important immune system components including antibody-dependent cellular phagocytosis and antibody dependent cellular cytotoxicity. Biohaven's proprietary MATE-conjugation technology could also be used against other infectious diseases by changing the targeting moiety of its antibody binders.

•Investment in and Option and License Agreement with Artizan Biosciences – In December 2020, Biohaven invested in and entered into an Option and License Agreement with Artizan Biosciences, Inc. (Artizan). Artizan is a New Haven-based biotechnology company founded by renowned immunologists Richard Flavell, PhD, Noah Palm, PhD, and Marcel R. de Zoete, PhD, to address inflammatory diseases that stem from the human intestinal microbiota. In addition to rights to develop Artizan’s novel treatments for inflammatory conditions, the option and license agreement provides an opportunity for a collaboration combining Artizan’s proprietary IgA-SEQ™ platform with Biohaven to discover and develop novel treatments for neurological diseases.

•Partnered with National Ataxia Foundation in Inaugural Drug Development Collaborative – In November 2020, Biohaven became the first industry sponsor of the National Ataxia Foundation’s Drug Development Collaborative. The partnership aims to accelerate development of new treatments for Ataxia.

•Established International Partnerships to Accelerate the Accessibility of NURTEC ODT – In April 2020, Biohaven entered into agreements with Genpharm Services and Medison Pharma to distribute NURTEC ODT in the Middle East & Gulf Countries and Israel, respectively. Earlier in April 2020, Biohaven established a collaboration with Cove, a leading migraine telemedicine company, to enhance accessibility to NURTEC ODT during an unprecedented time of decreased access to routine office visits.

Recent Financing Activities and Corporate Updates:

•Environmental, Social and Governance (“ESG”) Highlights Update – In February 2020, the Company announced the advancement of several important steps that underscore its commitment to sound ESG practices. The Company's Board of Directors designated its Nominating & Governance Committee to oversee a management ESG Working Group, responsible for evaluating, recommending and implementing policies, procedures and projects focused on the ESG impacts of the Company's operations, strategy, policies and procedures. The Company announced in January 2021 that Maryellen McQuade joined as Chief Talent and Sustainability Officer. Ms. McQuade joins Biohaven from Novo Nordisk where she was Corporate Vice President of Human Resources, and she has previously held leadership and other roles in human resources with GlaxoSmithKline, Novartis Pharmaceuticals, and Bristol-Myers Squibb.

•Entered into Funding Agreement with Royalty Pharma – In August 2020, the Company secured up to $250.0 million in funding to advance the company's CGRP receptor antagonist program through the development of zavegepant. The zavegepant program encompasses intranasal zavegepant as well as oral zavegepant for migraine prevention and non-migraine indications. In exchange for these funds, Royalty Pharma will obtain a 0.4% royalty on annual worldwide net sales of NURTEC ODT and if certain zavegepant regulatory approvals are achieved, a royalty of up to 3% on annual worldwide net sales of zavegepant and success-based milestone payments. The success-based milestone payments range from 0.6x to 2.95x of the zavegepant funded amount depending on the number of regulatory approvals achieved for zavegepant (including 1.9x for the first zavegepant migraine regulatory approval) and would be paid over a ten-year period. Royalty Pharma will also provide further support for the ongoing launch of NURTEC ODT through the committed, non-contingent purchase of Commercial Launch Preferred Equity from Biohaven for a total of $200 million payable between 2021 and 2024. In return, Biohaven will pay to Royalty Pharma a series of equal fixed payments between 2025 and 2030 with an internal rate of return of approximately 12%.

•Amended $500.0 Million Non-Dilutive Term Loan with Sixth Street – In February 2021, Biohaven and Sixth Street Specialty Lending, Inc. (Sixth Street) amended its August 2020 $500.0 million non-dilutive term loan to remove the sales contingency provision relating to NURTEC ODT given the strong product net revenues in the fourth quarter of 2020. Under the original agreement, the first $375.0 million was immediately available on closing, and an additional $125.0 million was committed and would be available when net sales of NURTEC ODT reached $45.0 million in the first or second quarter of 2021.

Upcoming Late-stage Milestones:

Biohaven is continuing to support the launch of NURTEC ODT and develop its portfolio of product candidates through clinical and preclinical programs in a number of common and rare disorders. The Company expects to reach significant late-stage pipeline milestones with its CGRP receptor antagonists, glutamate modulators, and MPO inhibitors over the next two years.

Biohaven expects to:

•Continue to advance the commercialization of NURTEC ODT (rimegepant) for the acute treatment of migraine.
•Prepare rimegepant toward potential commercialization for the preventive treatment of migraine in the second quarter of 2021, if U.S. FDA approval is received.
•Report topline of intranasal zavegepant in the acute treatment of migraine in the second half of 2021.
•Initiate a Phase 3 clinical trial of oral zavegepant for the preventive treatment of migraine later in the first quarter of 2021.
•Report topline of troriluzole in Spinocerebellar Ataxia in the fourth quarter of 2021 or early 2022.
•Report topline of troriluzole in OCD in 2022.
•Report topline of verdiperstat for the treatment of MSA in the fourth quarter of 2021.
•Report topline of verdiperstat for the treatment of ALS in the fourth quarter of 2021.

Capital Position

Cash, cash equivalents, and marketable securities as of December 31, 2020, were $355.3 million, excluding $2.1 million of restricted cash, compared to $316.7 million as of December 31, 2019. As of March 1, 2021, we have $425.0 million in committed capital funding from our August 2020 Sixth Street financing and Royalty Pharma (RPI) agreements, and we expect to have an additional $100.0 million from the August 2020 RPI funding agreement on the start of the oral zavegepant Phase 3 trial, which is anticipated to begin at the end of the first quarter of 2021.

Fourth Quarter 2020 Financial Highlights

Product Revenues, Net: We recorded NURTEC ODT net product revenues of $35.1 million in the fourth quarter of 2020, net of sales allowances and rebates.

Research and Development (R&D) Expenses: R&D expenses, including one-time regulatory and license fees and non-cash share-based compensation costs, were $73.5 million for the fourth quarter of 2020, compared to $66.0 million for the fourth quarter of 2019. The increase of $7.5 million was primarily due to a one-time upfront payment of $9.9 million, consisting of cash and Biohaven common shares, for the Sosei Heptares collaboration in the fourth quarter of 2020, partially offset by reduction in spending for rimegepant development programs in the fourth quarter of 2020 as compared to the same period in 2019. Non-cash share-based compensation expense included in R&D expense was $5.8 million for the fourth quarter of 2020, an increase of $3.5 million as compared to the same period in 2019.

Selling, General and Administrative (SG&A) Expenses:  SG&A expenses, including non-cash share-based compensation costs, were $122.4 million for the fourth quarter of 2020, compared to $69.0 million for the fourth quarter of 2019. The increase of $53.4 million was primarily due to an increase in spending to support commercial sales of NURTEC ODT. Less than half of the SG&A expense was for commercial organization personnel costs, excluding non-cash share-based compensation expense. Non-cash share-based compensation expense included in SG&A expense was $8.4 million for the fourth quarter of 2020, an increase of $6.3 million as compared to the same period in 2019.

Net Loss:  The Company reported a net loss attributable to common shareholders of $217.7 million for the fourth quarter of 2020, or $3.62 per share, compared to $149.3 million, or $2.85 per share, for the same period in 2019. Non-GAAP adjusted net loss for the fourth quarter of 2020 was $161.7 million, or $2.69 per share, compared to $124.4 million, or $2.38 per share, for the same period in 2019.

These non-GAAP adjusted net loss and non-GAAP adjusted net loss per share measures, including those presented for full year 2020 below, are more fully described below under "Non-GAAP Financial Measures" and exclude non-cash share-based compensation charges, non-cash interest expense related to the accounting for our mandatorily redeemable preferred shares and liability related to sale of future royalties, changes in the fair value of our derivatives, losses from our equity method investment, collaboration and license upfront expenses, accrued development milestone payments, and the expense related to priority review voucher acquisition. A reconciliation of the GAAP financial results to non-GAAP financial results is included in the tables below.

Full Year 2020 Financial Highlights

Product Revenues, Net: Beginning late in the first quarter of 2020, following approval by the U.S. FDA, we recorded NURTEC ODT net product revenues of $63.6 million for the full year of 2020, net of sales allowances and rebates.

R&D Expenses: R&D expenses, including one-time regulatory and license fees, were $229.0 million for the full year of 2020, compared to $344.7 million for 2019. The decrease of $115.7 million was primarily due to a one-time payment of $105.0 million for a priority review voucher to expedite the regulatory review of the rimegepant ODT formulation in the second quarter of 2019 and other one-time filing fees and milestones payable related to the rimegepant NDA submission in 2019. Non-cash share-based compensation expense included in R&D expense was $23.7 million for the full year of 2020, a decrease of $2.6 million as compared to 2019.
SG&A Expenses:  SG&A expenses were $462.3 million for the full year of 2020, compared to $134.4 million for 2019. The increase of $327.9 million was primarily due to an increase in spending to support the commercial launch of NURTEC ODT. Less than half of the SG&A expense was for commercial organization personnel costs, excluding non-cash share-based compensation expense. Non-cash share-based compensation expense included in SG&A expense was $33.7 million for the full year of 2020, an increase of $5.0 million as compared to 2019.

Net Loss:  The Company reported a net loss attributable to common shareholders of $766.8 million for the full year of 2020, or $13.06 per share, compared to $528.8 million, or $10.91 per share, for the same period in 2019. Non-GAAP adjusted net loss for the full year of 2020 was $605.4 million, or $10.31 per share, compared to $296.5 million, or $6.11 per share, for 2019.

Conference Call Information
As previously announced, the Company will hold a conference call to discuss its fourth quarter and full year 2020 results today, March 1, 2021 at 8:30 a.m. EST. To access the call, please dial 877-407-9120 (domestic) or 412-902-1009 (international). The conference call webcast, and accompanying slide presentation, can be accessed through the "Investors" section of Biohaven's website at www.biohavenpharma.com. To ensure a timely connection, it is recommended that participants register at least 15 minutes prior to the scheduled webcast. A replay of the call will be made available for two weeks following the conference call. To hear a replay of the call, dial 877-660-6853 (domestic) or 201-612-7415 (international) with conference ID 13715754. An archived webcast will be available on Biohaven's website.

Non-GAAP Financial Measures
This press release includes financial results prepared in accordance with accounting principles generally accepted in the United States (GAAP) as well as certain non-GAAP financial measures. In particular, Biohaven has provided non-GAAP adjusted net loss and adjusted net loss per share, adjusted to exclude the items below. Non-

GAAP financial measures are not an alternative for financial measures prepared in accordance with GAAP. However, Biohaven believes the presentation of non-GAAP adjusted net loss and adjusted net loss per share, when viewed in conjunction with our GAAP results, provides investors with a more meaningful understanding of our ongoing operating performance. These measures exclude (i) non-cash share-based compensation that are substantially dependent on changes in the market price of our common shares, (ii) non-cash interest expense related to the accounting for our mandatorily redeemable preferred shares and liability related to sale of future royalties, which are in excess of the actual interest owed, (iii) changes in the fair value of our derivative liabilities, which does not correlate to our actual cash payment obligations in the relevant periods, (iv) losses from our equity method investment, because it generates non-cash losses, which are based on the financial results of another company that we did not manage or control, (v) collaboration and license upfront expenses, which we do not believe are normal, recurring operating expenses due to their nature, variability of amounts, and lack of predictability as to occurrence and/or timing, (vi) non-routine accrued development milestone expenses, and (vii) expense related to non-routine priority review voucher acquisition.

Biohaven believes the presentation of these non-GAAP financial measures provides useful information to management and investors regarding Biohaven’s financial condition and results of operations. When GAAP financial measures are viewed in conjunction with these non-GAAP financial measures, Biohaven believes investors are provided with a more meaningful understanding of Biohaven’s ongoing operating performance and are better able to compare Biohaven’s performance between periods. In addition, these non-GAAP financial measures are among those indicators Biohaven uses as a basis for evaluating performance and planning and forecasting future periods. These non-GAAP financial measures are not intended to be considered in isolation or as a substitute for GAAP financial measures. A reconciliation between these non-GAAP measures and the most directly comparable GAAP measures is provided later in this press release.

About Biohaven
Biohaven is a commercial-stage biopharmaceutical company with a portfolio of innovative, best-in-class therapies to improve the lives of patients with debilitating neurological and neuropsychiatric diseases, including rare disorders. Biohaven's neuroinnovation portfolio includes FDA-approved NURTEC™ ODT (rimegepant) for the acute treatment of migraine and a broad pipeline of late-stage product candidates across three distinct mechanistic platforms: CGRP receptor antagonism for the acute and preventive treatment of migraine; glutamate modulation for obsessive-compulsive disorder, Alzheimer's disease, and spinocerebellar ataxia; and MPO inhibition for multiple system atrophy and amyotrophic lateral sclerosis. More information about Biohaven is available at www.biohavenpharma.com.

Forward-Looking Statements
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve substantial risks and uncertainties, including statements that are based on the current expectations and assumptions of the Company's management. All statements, other than statements of historical facts, included in this press release regarding the Company's business and product candidate plans and objectives are forward-looking statements. Forward-looking statements include those related to: the expected timing, commencement and outcomes of the Company's planned and ongoing clinical trials, the timing of planned interactions and filings with the FDA, the timing and outcome of expected regulatory filings, including the need for any REMS or Advisory Committee meetings, the potential commercialization of the Company's product candidates, the potential for the Company's product candidates to be first in class or best in class therapies and the effectiveness and safety of the Company's product candidates. The use of certain words, including "believe", "continue", "may", "on track", "expects", "goal" and "will" and similar expressions, are intended to identify forward-looking statements. Various important factors could cause actual results or events to differ materially from those that may be expressed or implied by our forward-looking statements. Additional important factors to be considered in connection with forward-looking statements are described in the "Risk Factors" section of the Company's Annual Report on Form 10-K to be filed with the Securities and Exchange Commission on March 1, 2021. The forward-looking statements are made as of this date, and the Company does not undertake any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(Amounts in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Product revenue, net	$35,114	$—	$63,627	$—
Cost of goods sold	9,968	—	17,694	—
Gross profit	$25,146	$—	$45,933	$—
Operating expenses:
Research and development	$73,459	$66,019	$228,998	$344,673
Selling, general and administrative	122,387	68,970	462,323	134,449
Total operating expenses	195,846	134,989	691,321	479,122
Loss from operations	(170,700)	(134,989)	(645,388)	(479,122)
Other income (expense):
Interest expense	(7,800)	—	(12,636)	—
Non-cash interest expense on mandatorily redeemable preferred shares	(7,759)	(4,378)	(27,623)	(12,711)
Non-cash interest expense on liability related to sale of future royalties	(13,288)	(7,308)	(45,238)	(26,580)
Change in fair value of derivative liability	(12,250)	(895)	(19,321)	(3,875)
Loss from equity method investment	(690)	(1,768)	(4,162)	(6,076)
Other	(743)	3	(4,020)	(22)
Total other expense, net	(42,530)	(14,346)	(113,000)	(49,264)
Loss before provision for income taxes	(213,230)	(149,335)	(758,388)	(528,386)
Provision (benefit) for income taxes	4,886	(71)	10,227	419
Net loss and comprehensive loss	$(218,116)	$(149,264)	$(768,615)	$(528,805)
Less: net loss attributable to non-controlling interests	$(380)	—	$(1,819)	$—
Net loss attributable to common shareholders of Biohaven Pharmaceutical Holding Company Ltd.	$(217,736)	$(149,264)	$(766,796)	$(528,805)
Net loss per share — basic and diluted	$(3.62)	$(2.85)	$(13.06)	$(10.91)
Weighted average common shares outstanding—basic and diluted	60,071,793	52,285,999	58,732,415	48,489,890

BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)
(Unaudited)

	December 31, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$132,149	$316,727
Marketable securities	223,185	—
Trade receivables, net of allowances of $7,820 as of December 31, 2020	120,111	—
Inventory	39,563	—
Prepaid expenses and other current assets	88,398	11,554
Total current assets	603,406	328,281
Property and equipment, net	9,340	8,152
Equity method investment	1,176	5,338
Intangible assets, net	39,087	—
Other assets	33,966	2,493
Total assets	686,975	344,264
Liabilities and Shareholders’ Deficit
Current liabilities:
Accounts payable	48,476	14,071
Accrued expenses	165,784	52,102
Current portion of mandatorily redeemable preferred shares	62,500	—
Total current liabilities	276,760	66,173
Long-term debt	267,458	—
Liability related to sale of future royalties, net	328,350	144,111
Mandatorily redeemable preferred shares, net	111,591	103,646
Derivative liability	14,190	37,690
Other long-term liabilities	20,815	68
Total liabilities	1,019,164	351,688
Contingently redeemable non-controlling interests	60,000	—
Total shareholders’ deficit attributable to Biohaven Pharmaceutical Holding Company Ltd.	(390,370)	(7,424)
Non-controlling interests in consolidated subsidiaries	(1,819)	—
Total shareholders’ deficit	(392,189)	(7,424)
Total liabilities and shareholders’ deficit	$686,975	$344,264

BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Amounts in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Reconciliation of GAAP to Non-GAAP adjusted net loss:
GAAP net loss	$(217,736)	$(149,264)	$(766,796)	$(528,805)
Add: non-cash share-based compensation expense	14,208	4,488	57,415	54,972
Add: non-cash interest expense on mandatorily redeemable preferred shares	7,759	4,378	27,623	12,711
Add: non-cash interest expense on liability related to sale of future royalties	11,305	7,308	43,028	26,580
Add: change in fair value of derivative liability	12,250	895	19,321	3,875
Add: loss from equity method investment	690	1,768	4,162	6,076
Add: collaboration and license upfront expenses	9,858	—	9,858	5,600
Add: accrued development milestone payments	—	6,000	—	17,500
Add: expense related to priority review voucher acquisition	—	—	—	105,000
Non-GAAP adjusted net loss	$(161,666)	$(124,427)	$(605,389)	$(296,491)

Reconciliation of GAAP to Non-GAAP adjusted net loss per share — basic and diluted:
GAAP net loss per share — basic and diluted	$(3.62)	$(2.85)	$(13.06)	$(10.91)
Add: non-cash share-based compensation expense	0.23	0.08	0.98	1.14
Add: non-cash interest expense on mandatorily redeemable preferred shares	0.13	0.08	0.47	0.26
Add: non-cash interest expense on liability related to sale of future royalties	0.19	0.14	0.73	0.55
Add: change in fair value of derivatives	0.20	0.02	0.33	0.08
Add: loss from equity method investment	0.01	0.03	0.07	0.13
Add: collaboration and license upfront expenses	0.16	—	0.17	0.12
Add: accrued development milestone payments	—	0.11	—	0.36
Add: expense related to priority review voucher acquisition	—	—	—	2.17
Non-GAAP adjusted net loss per share — basic and diluted	$(2.69)	$(2.38)	$(10.31)	$(6.11)

About NURTEC ODT
NURTEC™ ODT (rimegepant) is the first and only calcitonin gene-related peptide (CGRP) receptor antagonist available in a quick-dissolve ODT formulation that is approved by the U.S. Food and Drug Administration (FDA) for the acute treatment of migraine in adults. The activity of the neuropeptide CGRP is thought to play a causal role in migraine pathophysiology. NURTEC ODT is a CGRP receptor antagonist that works by reversibly blocking CGRP receptors, thereby inhibiting the biologic activity of the CGRP neuropeptide. The recommended dose of NURTEC ODT is 75 mg, taken as needed, up to once daily. For more information about NURTEC ODT, visit www.nurtec.com.

About Migraine
Nearly 40 million people in the U.S. suffer from migraine and the World Health Organization classifies migraine as one of the 10 most disabling medical illnesses. Migraine is characterized by debilitating attacks lasting four to 72 hours with multiple symptoms, including pulsating headaches of moderate to severe pain intensity that can be associated with nausea or vomiting, and/or sensitivity to sound (phonophobia) and sensitivity to light (photophobia). There is a significant unmet need for new acute treatments as more than 90 percent of migraine sufferers are unable to work or function normally during an attack.

About CGRP Receptor Antagonism
Small molecule CGRP receptor antagonists represent a novel class of drugs for the treatment of migraine. This unique mode of action potentially offers an alternative to current agents, particularly for patients who have contraindications to the use of triptans, or who have a poor response to triptans or are intolerant to them.

Indication
NURTEC ODT is indicated for the acute treatment of migraine with or without aura in adults.

Limitations of Use
NURTEC ODT is not indicated for the preventive treatment of migraine.

Important Safety Information
Contraindications: Hypersensitivity to NURTEC ODT or any of its components.

Warnings and Precautions: If a serious hypersensitivity reaction occurs, discontinue NURTEC ODT and initiate appropriate therapy. Serious hypersensitivity reactions have included dyspnea and rash, and can occur days after administration.

Adverse Reactions: The most common adverse reaction was nausea (2% in patients who received NURTEC ODT compared to 0.4% in patients who received placebo). Hypersensitivity, including dyspnea and rash, occurred in less than 1% of patients treated with NURTEC ODT.

Drug Interactions: Avoid concomitant administration of NURTEC ODT with strong inhibitors of CYP3A4, strong or moderate inducers of CYP3A or inhibitors of P-gp or BCRP. Avoid another dose of NURTEC ODT within 48 hours when it is administered with moderate inhibitors of CYP3A4.

Use in Specific Populations:
1.Pregnant/breast feeding: It is not known if NURTEC ODT can harm an unborn baby or if it passes into breast milk.
2.Hepatic impairment: Avoid use of NURTEC ODT in persons with severe hepatic impairment.
3.Renal impairment: Avoid use in patients with end-stage renal disease.

Please click here for full Prescribing information.

You are encouraged to report side effects of prescription drugs to the FDA. Visit www.fda.gov/medwatch or call 1-800-FDA-1088 or report side effects to Biohaven at 1-833-4Nurtec.

Please click here for full Prescribing information and Patient Information.

Biohaven Contact
Dr. Vlad Coric
Chief Executive Officer
Vlad.Coric@biohavenpharma.com

For Media
Mike Beyer
Sam Brown Inc.
mikebeyer@sambrown.com
312-961-2502

NURTEC and NURTEC ODT are registered trademarks of Biohaven Pharmaceutical Ireland DAC.